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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)    March 9, 2000
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                                 WRP Corporation
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             (Exact name of registrant as specified in its charter)


   Maryland                        0-17458                       73-1326131
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(State or other                 (Commission                     (IRS Employer
jurisdiction of                 File Number)                    Identification
incorporation)                                                  Number)


500 Park Boulevard, Suite 1260, Itasca, Illinois                    60143
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(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code    (630) 285-9191
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     N/A
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(Former name or former address, if changed since last report)




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ITEM 5.  OTHER EVENTS.

         WRP Corporation (the "Company") has reported results for its fourth quarter and year ended December 31, 1999. Net sales for the fourth quarter of 1999 were $17.3 million, a decrease of 3% below the prior year's fourth quarter sales of $17.8 million. Net income for the quarter was $0.3 million, or $.04 per diluted share, compared to $2.0 million, or $.29 per diluted share, in the same prior year period.

         Net sales for the year ended December 31, 1999 totaled $65.3 million, an increase of less than 1% compared to the prior year sales of $65.0 million. Net income for 1999 was $2.5 million, or $.35 per diluted share, compared to $5.9 million, or $.93 per diluted share in the previous year period.

         Gross profit margin for the 1999 year was 25.5% of sales compared to 27.9% in 1998, reflecting lower industry-wide selling prices caused by over-capacity and competition in the marketplace. The impact on gross profit margin was offset by lower cost of goods.

         Earnings for the 1999 year were impacted by reduced profit margins, the reduction in sales of $2.3 million in the second quarter for an inventory consignment arrangement with a major customer and increased operating expenses. Operating expenses during 1999 were $12.3 million compared to 1998 expenses of $10.0 million. The increase was primarily the result of increased selling expenses of $1.8 million due to the expansion in 1999 of the medical division sales force and the addition of a telesales sales force. General and administrative expenses increased $0.4 million in 1999, reflecting increased depreciation and informational technology related expenses.

         "Several aspects of our 1999 performance were strong," said Edward J. Marteka, President of WRP Corporation and American Health Products Corporation. "First, our unit growth in our medical division was a healthy 16% increase in case volume over 1998 and our product mix continues to reflect increased powder-free latex and synthetic gloves. The Amerinet contract, which was awarded to American Health Products in 1999, contributed sales of over $1.0 million during its launch period which commenced in the third quarter of 1999. We look forward to rapid growth from this contract in 2000."

         "We face challenges as a result of the loss of the Novation contract. We have built solid customer relationships with end users and distributors which will lessen the impact of the Novation contract termination. However, it is too early to quantify the impact. We are aggressively seeking to penetrate new segments of the marketplace to achieve a strengthened leadership position in the glove market," said Mr. Marteka.

         In addition to the Company's fourth quarter and year-end results, WRP Corporation also announced that its Board of Directors has authorized a program to repurchase up to 10% of the Company's public common stock. These purchases may be made in the open market and in block transactions over a two-year period. The program is subject to market conditions and its impact on share price as well as other investment options that WRPC may consider to enhance shareholder value.

         "This repurchase program reflects our confidence in the success of the Company's aggressive growth plans and the continued growth of the disposable examination glove market," Mr. Marteka said. "The Board of Directors recognizes that at current prices our common stock represents an attractive investment opportunity, and we believe this repurchase program will assist WRPC in maximizing shareholder value."


ITEM 8.  CHANGE IN FISCAL YEAR.



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         On March 4, 2000, the Company's Board of Directors approved a change in the Company's fiscal year end to June 30, which corresponds to the year-end of its majority shareholder, WRP Asia Pacific. This fiscal year-end change will be effective June 30, 2000. The Company intends to file a Form 10-KSB covering the transition.










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EXHIBITS

         99.    ADDITIONAL EXHIBITS.

                1.   Press Release dated March __, 2000.








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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        WRP Corporation
                                        (Registrant)



DATE: March 10, 2000                    By:      /s/ Edward J. Marteka
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                                        Name:    Edward J. Marteka
                                        Title:   President





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